EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 033-59815, 033-59853, 333-68003, 333-67266, 333-61936, 333-100179, 333-107734, 333-121104, 333-125120 and 333-127317 on Form S-8; Registration Statement No. 333-152596 on Form S-3; and Registration Statement Nos. 333-40862 and 333-83672 on Form S-4 of our reports dated February 10, 2009, relating to the financial statements and financial statement schedule (which report expresses an unqualified opinion and includes an explanatory paragraph regarding Northrop Grumman Corporation’s adoption of new accounting standards) of Northrop Grumman Corporation and the effectiveness of Northrop Grumman Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Northrop Grumman Corporation for the year ended December 31, 2008.

/s/	Deloitte & Touche LLP
Los Angeles, California
February 10, 2009